Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… July 17, 2020 News Release

STATE STREET REPORTS SECOND-QUARTER 2020 EPS OF $1.86, UP 31% YEAR-ON-YEAR
% changes noted below reflect year-over-year 2Q comparisons
TOTAL FEE REVENUE UP 5% WITH SOFTWARE AND PROCESSING FEES UP SIGNIFICANTLY
FX TRADING SERVICES FEES UP 26%
SERVICING FEES UP 2%
EXPENSES DOWN (3)%
PRE-TAX MARGIN OF 27.3%, UP 2.3% POINTS

Ron O'Hanley, Chairman and Chief Executive Officer: "Our second quarter results again reflect the strength of our business model and the dedication and talent of our employees. Amid a very challenging operating environment, we achieved growth in servicing fees year-on-year, strong business wins, and continuing demand for Charles River Development solutions and our State Street Alpha front-to-back asset servicing platform. With volatility still heightened, foreign exchange trading services revenue also increased year-on-year. We provided comprehensive support to clients, employees, and communities while also realizing operational efficiencies and reducing expenses."
O'Hanley added: "Although the shape of the economic recovery remains uncertain, we remain focused on being an essential partner to our clients and a high performing organization. Our capital position remains strong, as evidenced by the Federal Reserve's most recent stress test, and we are confident in our ability to continue to operate effectively, help stabilize the financial markets as needed, and support our clients with our balance sheet. As we continue to navigate this extraordinarily challenging time, we are creating a strong foundation for future growth and are well positioned to return capital to shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q20	1Q20	2Q19	% QoQ		% YoY
Income statement:
Total fee revenue	$2,378	$2,399	$2,260	(0.9)%		5.2%
Net interest income	559	664	613	(15.8)		(8.8)
Other income	—	2	—	nm		—
Total revenue	2,937	3,065	2,873	(4.2)		2.2
Provision for credit losses(1)	52	36	5	44.4		nm
Total expenses	2,082	2,255	2,154	(7.7)		(3.3)
Net income	694	634	587	9.5		18.2

Financial ratios and other metrics:
Diluted earnings per share	$1.86	$1.62	$1.42	14.8%		31.0%
Return on average common equity	12.1%	10.9%	10.1%	120	bps	200	bps
Pre-tax margin	27.3	25.3	25.0	200		230
AUC/A ($ billions)	33,515	31,864	32,754	5.2%		2.3%
AUM ($ billions)	3,054	2,689	2,918	13.6		4.7

(1)Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation, provision for credit losses includes $4 million for 2Q19 for unfunded commitments included within other expenses. See Allowance for credit losses within the Addendum to this News Release.
nm = not meaningful

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477    Media Contact: Carolyn Cichon +1 617/664-8672

2Q20 HIGHLIGHTS
(all comparisons are to 2Q19, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 2% to $33.5 trillion, primarily due to higher period-end market levels and client flows, partially offset by a previously announced client transition.
•Investment Management AUM as of quarter-end increased 5% to $3.1 trillion, primarily due to net inflows from cash and ETFs and higher period-end equity market levels, partially offset by institutional net outflows.

New business
•Investment Servicing mandates announced in 2Q20 totaled $162 billion, with quarter-end servicing assets remaining to be installed in future periods of $1.0 trillion.
•Investment Management net inflows in 2Q20 of $23 billion were driven by cash and ETF inflows, partially offset by institutional outflows.
•Charles River Development (CRD) 2Q20 new bookings of $3 million with strong front-to-back State Street AlphaSM pipeline.

Revenue
•Fee revenue increased 5%, largely due to stronger CRD revenues, including a significant client implementation and several client renewals, elevated FX volume and volatility, and improving servicing fees, partially offset by a decline in securities finance revenue and lower average international equity markets.
•Net interest income (NII) decreased (9)%, primarily due to the impact of lower market rates, partially offset by stronger deposit balances and our participation in the Money Market Mutual Fund Liquidity Facility (MMLF) program.
◦Compared to 1Q20, NII decreased (16)%, largely driven by the impact of lower market rates and the absence of 1Q20 episodic market-related benefits, partially offset by our participation in the MMLF program.

Provision for credit losses
•Total provision for credit losses, calculated under the Current Expected Credit Loss (CECL) accounting standard, increased $47 million primarily due to the impact of COVID-19 driven changes in State Street's economic outlook and ratings migrations as of quarter-end.

Expenses
•Total expenses were down (3)%, reflecting ongoing expense management initiatives. Quarter-end headcount was down (1)% year-on-year. Progress in driving increased productivity and cost efficiency enabled controlled investments to support our operations, client needs, and technology innovation.

Notable items

(Dollars in millions, except EPS amounts)	Quarters
	2Q20	1Q20	2Q19

Acquisition and restructuring costs	(12)	(11)	(12)

Notable items (pre-tax)	$(12)	$(11)	$(12)

Preferred securities redemption (after-tax) (a)	—	(9)	—

EPS impact ($s)	$(0.02)	$(0.05)	$(0.03)

Capital
•ROE of 12.1% in 2Q20, increased 2.0% points compared to 2Q19 and increased 1.2% points compared to 1Q20.
•Preliminary Common Equity Tier 1 (CET1) of 12.3% (Standardized), Tier 1 Leverage ratio of 6.1% and Supplementary Leverage ratio (SLR) of 8.3% (b) at quarter-end.
•Returned $183 million to shareholders in 2Q20 in the form of common share dividends.

(a) $9 million included in dividends on preferred stock impacting net income available to common shareholders in 1Q20 was related to the redemption of all outstanding Series C preferred stock.
(b) Section 402 central bank deposits rule changes came into effect on April 1, 2020.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	2Q20	1Q20	2Q19	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$33,515	$31,864	$32,754	5.2%	2.3%
Assets under Management (AUM)(2)	3,054	2,689	2,918	13.6	4.7

Market Indices:(3)
S&P 500 daily average	2,932	3,056	2,882	(4.1)	1.7
S&P 500 EOP	3,100	2,585	2,942	19.9	5.4
MSCI EAFE daily average	1,681	1,868	1,888	(10.0)	(11.0)
MSCI EAFE EOP	1,781	1,560	1,922	14.2	(7.3)
MSCI Emerging Markets daily average	930	1,030	1,045	(9.7)	(11.0)
MSCI Emerging Markets EOP	995	849	1,055	17.2	(5.7)
Barclays Capital Global Aggregate Bond Index EOP	527	510	506	3.3	4.2
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	8.2	7.2	6.1	13.9	34.4
JPM Emerging Market Volatility Index daily average	11.1	8.3	8.4	33.7	32.1

Average Foreign Exchange Rate:
Euro vs. USD	1.101	1.103	1.123	(0.2)	(2.0)
GBP vs. USD	1.242	1.280	1.285	(3.0)	(3.3)
(1) Includes assets under custody of $25,399 billion, $23,812 billion, and $24,771 billion, as of 2Q20, 1Q20, and 2Q19, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

The following table represents industry flow data.

(Dollars in billions)	2Q20	1Q20	4Q19	3Q19	2Q19
North America - ICI Market Data:(1)
Long Term Funds	$(31.1)	$(339.6)	$(51.2)	$(51.6)	$(38.2)
Money Market	258.4	786.3	168.7	224.5	137.0
ETF	143.9	72.5	126.5	84.8	65.4
Total ICI Flows	$371.2	$519.2	$244.0	$257.7	$164.2
Europe - Broadridge Market Data:(1)(2)
Long Term Funds	$80.5	$(256.4)	$143.9	$49.4	$27.5
Money Market	92.4	12.2	(12.1)	78.9	1.6
Total Broadridge Flows	$172.9	$(244.2)	$131.8	$128.3	$29.1
(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) 2Q20 data is on a rolling 3 month basis and includes March 2020 through May 2020 for EMEA (Copyright 2020 Broadridge Financial Solutions, Inc.).

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	2Q20	1Q20	2Q19	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Mutual funds	$9,155	$8,056	$8,645	13.6%	5.9%
Collective funds, including ETFs	9,111	8,662	9,272	5.2	(1.7)
Pension products	6,694	6,730	6,542	(0.5)	2.3
Insurance and other products	8,555	8,416	8,295	1.7	3.1
Total Assets Under Custody and/or Administration	$33,515	$31,864	$32,754	5.2%	2.3%
By Financial Instrument:
Equities	$18,190	$16,267	$18,504	11.8%	(1.7)%
Fixed-income	11,342	11,096	10,089	2.2	12.4
Short-term and other investments	3,983	4,501	4,161	(11.5)	(4.3)
Total Assets Under Custody and/or Administration	$33,515	$31,864	$32,754	5.2%	2.3%
(1) As of period-end.
INVESTMENT MANAGEMENT AUM
The following tables present 2Q20 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of March 31, 2020	$1,561	$458	$364	$141	$165	$2,689
Net asset flows:
Long-term institutional(2)	(17)	(10)	—	1	(5)	(31)
ETF	8	9	(2)	—	11	26
Cash fund	—	—	28	—	—	28
Total flows, net	$(9)	$(1)	$26	$1	$6	$23
Market appreciation/(depreciation)	283	17	(1)	15	10	324
Foreign exchange impact	10	2	1	1	4	18
Total market/foreign exchange impact	$293	$19	$—	$16	$14	$342

Ending balance as of June 30, 2020	$1,845	$476	$390	$158	$185	$3,054

(Dollars in billions)	2Q20	1Q20	4Q19	3Q19	2Q19
Beginning balance	$2,689	$3,116	$2,953	$2,918	$2,805
Net asset flows:
Long-term institutional(2)	(31)	10	(16)	(14)	16
ETF	26	(3)	24	12	1
Cash fund	28	32	(11)	15	3
Total flows, net	$23	$39	$(3)	$13	$20
Market appreciation/(depreciation)	324	(436)	149	40	86
Foreign exchange impact	18	(30)	17	(18)	7
Total market and foreign exchange impact	$342	$(466)	$166	$22	$93

Ending balance	$3,054	$2,689	$3,116	$2,953	$2,918

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	2Q20	1Q20	2Q19	% QoQ		% YoY
Servicing fees	$1,272	$1,287	$1,252	(1.2)%		1.6%
Management fees	425	449	441	(5.3)		(3.6)
Foreign exchange trading services	344	459	273	(25.1)		26.0
Securities finance revenue	92	92	126	—		(27.0)
Software and processing fees	245	112	168	118.8		45.8
Total fee revenue	$2,378	$2,399	$2,260	(0.9)		5.2

Net interest income	559	664	613	(15.8)		(8.8)
Other income	—	2	—	nm		nm
Total Revenue	$2,937	$3,065	$2,873	(4.2)		2.2

Net interest margin (FTE)(c)	0.93%	1.30%	1.38%	(37)	bps	(45)	bps

Servicing fees were up 2% compared to 2Q19, primarily driven by higher client activity and net new business, partially offset by moderating pricing headwinds. Servicing fees were down (1)% compared to 1Q20, largely due to lower average market levels, partially offset by higher client activity.
Management fees decreased (4)% compared to 2Q19, mainly due to institutional net outflows, partially offset by net inflows to cash and ETFs, particularly in SPDR® Portfolio and Sector ETFs. Management fees decreased (5)% compared to 1Q20, mainly due to lower average equity market levels and institutional net outflows, partially offset by net inflows from cash and ETF.

Foreign exchange trading services increased 26% compared to 2Q19, mainly reflecting significantly elevated FX volume and volatility. Foreign exchange trading services decreased (25)% compared to 1Q20, mainly reflecting lower FX volume and volatility.

Securities finance decreased (27)% compared to 2Q19, primarily driven by lower agency spreads and dividend activity and client deleveraging in Enhanced Custody. Securities finance was flat compared to 1Q20.

Software and processing fees increased 46% compared to 2Q19 and increased 119% compared to 1Q20, each mainly due to revenue associated with a significant wealth client implementation and several client renewals, as well as market-related adjustments. CRD contributed $134 million of revenue on a consolidated basis in 2Q20(d).

Net interest income (NII) decreased (9)% compared to 2Q19, primarily due to the impact of lower market rates, partially offset by stronger deposit balances and our participation in the MMLF program. NII decreased (16)% compared to 1Q20, largely driven by the impact of lower market rates and the absence of 1Q20 episodic market-related benefits, partially offset by our participation in the MMLF program. Net interest margin (NIM)(c) decreased (45) basis points compared to 2Q19 and decreased (37) basis points compared to 1Q20, primarily due to lower NII and an increase in interest-earning assets from higher average deposit levels and MMLF balances.

(c) NIM is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
(d) See In This News Release for an explanation and reconciliation of CRD consolidated revenue.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	2Q20	1Q20	2Q19	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$124	$93	$83	33.3%	49.4%
Provision for credit losses	52	36	5	44.4	nm
Charge-offs	(14)	(5)	—	nm	nm
Other(1)	1	—	—	nm	nm
Ending Balance	$163	$124	$88	31.5%	85.2%

(1) Consists primarily of FX translation

Total provision for credit losses, calculated under the CECL accounting standard increased $47 million compared to 2Q19 and $16 million compared to 1Q20, primarily due to the impact of COVID-19 driven changes in State Street's economic outlook as of quarter-end and ratings migrations.

EXPENSES

(Dollars in millions)	2Q20	1Q20	2Q19	% QoQ		% YoY
Compensation and employee benefits	$1,051	$1,208	$1,084	(13.0)%		(3.0)%
Information systems and communications	376	385	365	(2.3)		3.0
Transaction processing services	233	254	245	(8.3)		(4.9)
Occupancy	109	109	115	—		(5.2)
Acquisition and restructuring costs	12	11	12	9.1		—
Amortization of other intangible assets	58	58	59	—		(1.7)
Other	243	230	274	5.7		(11.3)
Total Expenses	$2,082	$2,255	$2,154	(7.7)%		(3.3)%
Total expenses, excluding notable items and seasonal expenses	$2,070	$2,093	$2,142	(1.1)		(3.4)

Effective tax rate	13.6%	18.1%	18.1%	(450)	bps	(450)	bps

Compensation and employee benefits decreased (3)% compared to 2Q19, primarily driven by lower salaries and headcount. Compensation and employee benefits were down (13)% compared to 1Q20, primarily driven by the absence of 1Q20 seasonal compensation expenses, lower headcount, and lower employee medical costs.

Information systems and communications increased 3% compared to 2Q19, largely reflecting software costs and technology infrastructure investments, partially offset by vendor savings. Information systems and communications was down (2)% compared to 1Q20, reflecting third party vendor credits.

Transaction processing services decreased (5)% compared to 2Q19 and (8)% compared to 1Q20, each primarily reflecting lower market data costs and sub-custody savings.

Occupancy decreased (5)% compared to 2Q19, primarily due to footprint optimization. Occupancy was flat compared to 1Q20.

Other expenses decreased (11)% compared to 2Q19, mainly driven by lower marketing spend and travel, partially offset by professional fees. Other expenses were up 6% compared to 1Q20, primarily due to higher State Street Foundation funding and professional fees, partially offset by lower marketing spend and travel.

The effective tax rate in 2Q20 was 13.6% compared to 18.1% in 2Q19 and 18.1% in 1Q20. Compared to both periods, the effective tax rate decreased primarily due to the use of foreign tax credits.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital ratios for State Street Corporation.

June 30, 2020	2Q20	1Q20	2Q19
Basel III Standardized Estimated:
Common Equity Tier 1 ratio	12.3%	10.7%	11.5%
Tier 1 capital ratio	14.6	12.9	14.9
Total capital ratio	15.7	14.1	15.5

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	12.7	11.1	12.3
Tier 1 capital ratio	15.1	13.4	15.9
Total capital ratio	16.0	14.5	16.6

Tier 1 leverage ratio	6.1	6.1	7.6
Supplementary leverage ratio(1)	8.3	5.4	6.7

Liquidity coverage ratio	109%	109%	111%
(1) Under the Section 402 central bank deposits rule changes that came into effect on April 1, 2020, 1Q20 SLR would have been 7.1%.

Standardized capital ratios were binding for the period. Standardized CET1 ratio increased compared to 1Q20, primarily due to higher retained earnings and lower risk-weighted assets as period-end market volatility abated. Tier 1 Leverage ratio was flat quarter-on-quarter while the SLR increased compared to 1Q20, primarily reflecting the impact of regulatory rule changes.

Preliminary average liquidity coverage ratio (LCR) for State Street Corporation of approximately 109%, which is in line with prior periods.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, July 17th, 2020, at 10:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (833) 380-0399 or (236) 714-2093. The Conference ID# is 2676079.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 2676079.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 2Q20, State Street expects to publish its updates during the period beginning today and ending on or about August 31, 2020.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $33.52 trillion in assets under custody and/or administration and $3.05 trillion* in assets under management as of June 30, 2020, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of June 30, 2020 includes approximately $67 billion of assets with respect to which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation on a like-for-like basis, the provision for credit losses includes $4 million for 2Q19 for unfunded commitments included within other expenses.  See Allowance for credit losses within the Addendum to this News Release.
•CRD annual contract value bookings, as presented in this News Release, represent signed annual recurring revenue contract value excluding bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes.
•For 2Q20, on a consolidated basis, CRD revenue contributed $138 million, including $134 million in Software and processing fees and $4 million in FX trading services.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premise software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and moves to common platforms/retiring legacy applications. Resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.
•Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 2Q20. Refer to the Addendum included with this News Release for additional information.
•All earnings per share amounts represent fully diluted earnings per common share.

•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only and is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Investment Company Institute (ICI) data includes long term funds, ETFs and money market funds, as well as funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus. The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. 2Q20 represents the three month period from April 2020 through June 2020, the last date for which information is available with June 2020 estimates.
◦Broadridge flows data © Copyright 2020, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.
◦The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.
•We adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, Allowance for Credit Losses. Prior to 2020, we recognized an allowance for loan losses under an incurred loss model. Upon adoption, we increased the allowance and reduced retained earnings by approximately $2.6 million.
◦Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation, provision for credit losses includes $4 million for 2Q19 for unfunded commitments included within other expenses. See Allowance for credit losses within the Addendum to this News Release.
◦The allowance for credit losses on unfunded commitments is included within Other liabilities in the Consolidated Statement of Condition.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

•the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;
•the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States and internationally caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our work from home arrangements and staffing levels in operational facilities, the impact of market participants on which we rely and actions taken by governmental authorities and other third parties in response to the pandemic;
•increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;
•the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fee revenues;
•the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;
•the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates (IBORs) including LIBOR; the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;
•the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;
•our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;
•the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;
•adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;
•requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;
•changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;
•our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;
•our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;
•the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;
•the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;
•our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;
•our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers); the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely; controls regarding the access to, and integrity of, our and our clients' data; and complexities and costs of protecting the security of such systems and data;
•the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;
•changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;
•the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;
•the potential for losses arising from our investments in sponsored investment funds;
•the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;
•our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
•the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;
•adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;
•our ability to control operational risks, data security breach risks and outsourcing risks; our ability to protect our intellectual property rights; the possibility of errors in the quantitative models we use to manage our business; and the possibility that our controls will prove insufficient, fail or be circumvented;
•changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;
•our ability to complete acquisitions, joint ventures and divestitures including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;
•our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;
•our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
•our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;
•changes in accounting standards and practices; and
•the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2019 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.